EMPLOYMENT CONTRACT

AGREEMENT effective as of the 1st day of October 2007.

B E T W E E N:

James Kopperson, of the City of Waterloo in the Province of Ontario.

(the “Executive”)

- and -

Colombia Goldfields Ltd, a corporation incorporated under the laws of the State of Delaware

(the “Company”)

IN CONSIDERATION of the mutual covenants and agreements herein contained and of other good and valuable consideration, the parties agree with one another as follows:

1	INTERPRETATION

1.1	Definitions

In this agreement, unless there is something in the subject matter or context inconsistent therewith,

“Act” means the Employment Standards Act of Ontario as the same may be amended or restated, or any comparable successor legislation;

“associate”, “affiliate” and “subsidiary” shall have the respective meanings ascribed to such terms by the Business Corporations Act (Ontario) on the date hereof;

“Business” means the business carried on by the Company and its affiliates of the exploration for gold, silver and other precious metals;

“Business Day” means any day of the week except Saturday, Sunday or any statutory or civic holiday observed in Toronto, Ontario;

“Person” includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other entity recognized by law; and

“Related Person” In this agreement, the following Persons shall be deemed to be related to each other:

(a)
a body corporate and the Person who beneficially owns, directly or indirectly, voting securities of such body corporate carrying more than 50% of the voting rights attached to all voting securities of the body corporate for the time being outstanding;

(b)	a body corporate and any affiliate thereof;

(c)	a partnership and any Person who is a partner thereof;

(d)	a trust or estate and any Person who has a substantial beneficial interest therein or as to which such Person serves as trustee, executor or in a similar capacity;

(e)	Persons who are spouses of one another; and

(f)	a Person and any relative of such Person or any relative of the spouse of such Person, where such relative has the same home as such Person.

1.2	Headings

The division of this agreement into paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. The headings in this agreement are not intended to be full or precise descriptions of the text to which they refer and shall not be considered part of this agreement. References to a paragraph or a subparagraph are to the corresponding paragraph or subparagraph of this agreement

1.3	Number and Gender

In this agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

2.	EMPLOYMENT

The Company agrees to employ the Executive as its Chief Financial Officer and the Executive accepts such employment on and subject to the terms of this agreement. In carrying out his duties and responsibilities as Chief Financial Officer of the Company, the Executive shall comply with all lawful instructions as may from time to time be given by the Chief Executive Officer of the Company.

3.	GOODWILL

The Executive shall use his best efforts during the term of this agreement to ensure the continuity of and to preserve and maintain the goodwill of the Business. For a period of one year after the termination of the employment of the Executive hereunder for any reason, the Executive shall not, directly or indirectly, take any action to damage the goodwill of the Business or the relationship of the Company with its suppliers, consultants or employees.

4.	TERM

The term of this agreement shall commence on October 1, 2007 and shall continue for a term of two years unless until terminated in accordance with paragraph 11 hereof. This agreement shall automatically renew on the anniversary date of the agreement for a two-year term unless at least 30 days prior to the anniversary date either party gives written notice to the other Party that this Agreement is not to renew.

5.	DUTIES

So long as this agreement continues in full force and effect, the Executive shall perform such tasks and duties in his capacity as Chief Financial Officer of the Company as are ordinarily performed by the Chief Financial Officer of a public company and as may from time to time be determined by the Chief Executive Officer of the Company. The Executive shall, in carrying out his obligations under this agreement, report directly the Chief Executive Officer of the Company.

The Executive acknowledges that the hours of work involved will vary and be irregular and are those hours required to meet the objectives of the Company. The Executive acknowledges that this paragraph constitutes an agreement to work such hours where such agreement is required by applicable legislation. The Executive also acknowledges that he is a senior officer of the Company and is in the position of a fiduciary with respect to the Company and all of its property and assets, whether tangible or intangible.

6.	CONFIDENTIAL INFORMATION

The Executive acknowledges that as Chief Financial Officer of the Company, the Executive will acquire information about certain matters and things which are confidential to the Company and which information is the exclusive property of the Company. Further, the Executive acknowledges that the Company’s business depends significantly upon the maintenance of trade secrets, data, technical innovations and other confidential, proprietary information that the Company has developed over a long period of time and at great expense. The Executive further acknowledges that the Company has developed a close and valuable relationship with many of its consultants and suppliers. In partial consideration for the Executive's employment hereunder, the Executive covenants and agrees that he shall not, at any time during the term of his employment by the Company or thereafter, until such information becomes part of the public domain, reveal, divulge or make known to any persons or entity (other than the Company and its duly authorized employees) or use for his own or any other's benefit, the Company's list of consultants and suppliers, or its trade secrets, processes and materials, formulae, research techniques or accomplishments, or his knowledge of any of the business or financial affairs of the Company, or any other information regarded by the Company as confidential, except in the ordinary course of business as the Executive may be required to divulge in his capacity as a senior executive of the Company which during or after his employment pursuant hereto is made known to the Executive. The Executive acknowledges that, without prejudice to any and all other rights of the Company, an injunction is the only effective remedy to protect the Company's rights and property as set out in this paragraph.

7.	VACATION

The Executive shall be entitled to four weeks paid vacation per annum.

8.	EXPENSES

The Company shall pay or reimburse the Executive for all travelling and other out-of-pocket expenses actually and properly incurred by him in connection with his duties. The Executive shall obtain the consent of the Chief Executive Officer of the Company before incurring any expenses of an extraordinary nature.

9.	COMPENSATION

The Company shall pay to the Executive and the Executive shall accept as compensation for all his services and duties hereunder a salary of CDN $17,500 per month. The Executive’s salary shall be reviewed annually by the Chief Executive Officer of the Company. The Executive's salary shall be payable, net of all statutory withholdings and deductions which the Company is required to make from time to time, in monthly installments or at such other times as the Company and the Executive may from time to time agree.

10.	BENEFITS

The Executive shall be entitled to participate in any plans maintained from time to time by the Company for the benefit of Company employees, including, but not limited to, those pertaining to group life, accident, sickness and medical insurance and pensions, all within the terms of such plans. Participation by the Executive in any of the foregoing plans, programs and benefits is subject to the Executive being able to satisfy any pre-conditions of general application to the participation of all employees in such plans.

11.	TERMINATION

The Executive’s employment hereunder may be terminated in each of the circumstances in subparagraphs 11.1 to 11.6 inclusive:

11.1	Death

The Executive’s employment hereunder shall automatically terminate upon his death and any amounts due and payable to the Executive at that time will be paid to his estate or as directed by his executor.

11.2	Disability

The Company may terminate the Executive’s employment hereunder if the Executive, by reason of physical or mental disability, is unable to fulfill his obligations and duties hereunder on a full time basis (other than by reason of authorized vacation or leave) for a period in excess of 90 working days in any one-year period.

11.3	Cause

The Company may terminate the Executive’s employment hereunder at any time for cause. For purposes of this agreement “Cause” means and is limited to (i) willful and continued failure by the Executive to substantially perform the duties provided herein after a written demand for substantial performance delivered to the Executive by the Company, which demand identifies with reasonable specificity the manner in which the Executive has not substantially performed his duties, and the Executive’s failure to comply with such demand within a reasonable time; (ii) engaging by the Executive in gross misconduct or gross negligence materially injurious to the Company; (iii) the commission by the Executive of any act in direct competition with or materially detrimental to the best interest of the Company; or (iv) the Executive’s conviction of having committed a felony.

11.4	Without Cause

The Company may terminate the employment of the Executive hereunder at any time without cause upon 30 days’ prior written notice to the Executive or payment in lieu thereof. After the effective date of such termination, the Executive shall be entitled to no further rights or benefits hereunder or in connection with his employment by the Company other than as specified in subparagraph 12.2. Subject to applicable law, the foregoing represents the Company’s maximum termination and severance obligations. This provision shall remain in full force and effect unamended notwithstanding any other alterations to the Executive’s terms and conditions of employment or to this contract, whether fundamental or otherwise, unless the Executive and the Company otherwise agree in writing.

11.5	Termination by the Executive

The Executive may terminate his employment with the Company hereunder on 30 days’ written notice to the Company.

11.6	Termination by the Executive Upon Change of Control

Upon a “Change in Control”, the Executive shall be entitled to terminate his employment and, within 30 days, receive a lump sum payment from the Company equal to the amounts prescribed in subparagraph 12.2 and all previously granted stock options shall immediately vest. For purpose of this section “Change in Control” shall have the same meaning as contained in the Company’s Stock Option Agreements and shall mean:

(a)
any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner" (as defined in Rule 1 3d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities;

(b)
the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidations;

(c)	the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction; or series of related transactions, having similar effect);

(d)
there occurs a change in the composition of the Board of Directors of the Company within the term of this agreement, as a result of which fewer than a majority of the directors are Incumbent Directors;

(e)	the dissolution or liquidation of the Company, or

(f)	any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

12.	COMPENSATION ON TERMINATION

12.1	Compensation on Termination for Cause

If the Executive's employment shall be terminated for cause, the Company shall pay the Executive his salary through the date of termination together with any accrued vacation pay and the Company shall have no further obligations to the Executive under this agreement or in connection with his employment by the Company.

12.2	Compensation on Termination without Cause

If the Executive's employment is terminated by the Company without cause, the Company, within 30 days of such termination, shall pay to the Executive an amount, to be inclusive of all termination and severance amounts payable under the Act, as follows:

(a)	12 months’ salary; and

(b)	all vacation pay owing up to the date of termination;

net of all statutory deductions or withholdings which the Company is required to make from time to time. The Company's obligation to make payments to the Executive pursuant to this paragraph is conditional upon the Executive fully complying with all of his covenants and obligations hereunder from and after the date of termination of this agreement (with no obligation to mitigate) and shall continue only so long as the Executive is in full compliance with such covenants and obligations. Upon termination, any and all stock options previously granted to Executive shall immediately vest and become exercisable in accordance with the terms of the Executive’s Employee Stock Option Agreement(s).

12.3	Compensation on Termination by the Executive

Subject to applicable law, the Executive acknowledges that he shall not be entitled to any compensation from and after the date that he terminates his employment with the Company pursuant to the provisions of subparagraph 11.5, unless the Executive has terminated the agreement pursuant to the provisions of subparagraph 11.6.

13.	NON SOLICITATION / NON COMPEITION

13.1	Non Solicitation

During the term of this agreement and for one year thereafter, the Executive agrees not to induce, directly or indirectly, any individual who to the Executive's knowledge is then employed by, or a consultant to, the Company on a full time or substantially full time basis in the Business by the Company or an affiliate of the Company to leave the employ of, or engagement with, the Company or such affiliate, without the Company's prior written consent, and agrees not to suffer or permit any Related Person to do so.

13.2	Non Competition

During the term of this agreement and for a period of one year thereafter, the Executive shall not directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever engage in the Company’s business within 30 kilometers of the documented boundaries of the Company’s Marmato Mountain Project. However, Executive may acquire up to five percent (5%) of any publicly traded company, even if engaged in competition with the Company.

13.3	Severability

If any one or more of the covenants provide in this Agreement should be determined by a court of competent jurisdiction to be contrary to law, such covenant or agreement shall be deemed and construed to be severable from the remaining covenants and agreement herein contained and shall in no way affect the validity of the remaining provisions of this Agreement.

14.	GENERAL

14.1	Entire Agreement

This agreement constitutes the entire agreement between the parties pertaining to the employment of the Executive by the Company and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties. There are no representations, warranties, conditions other agreements or acknowledgments, whether direct or collateral, express or implied, that form part of or affect this agreement, or which induced any party to enter into this agreement or on which reliance is placed by any party, except as specifically set forth in this agreement.

14.2	Amendment

This agreement may be amended or supplemented only by a written agreement signed by each party.

14.3	Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

14.4	Applicable Law

This agreement shall be governed by and construed in accordance with the laws in force in the Province of Ontario. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.

14.5	Time

Time is and shall remain of the essence of this agreement and all of its provisions.

14.6	Notices

Any notice, demand or other communication (in this paragraph, a "notice") required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(a)	delivered in person during normal business hours on a Business Day and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below;

(b)	sent by prepaid first class mail; or

(c)
sent by any electronic means of sending messages, including telex or facsimile transmission, which produces a paper record ("Electronic Transmission") during normal business hours on a Business Day charges prepaid and confirmed by prepaid first class mail;

in the case of a notice to the Executive, addressed to him at:

James Kopperson
5-46 Allen Street West
Waterloo, Ontario, N2L 6H2

and in the case of a notice to the Company, addressed to it at:

Colombia Goldfields Ltd.
8 King Street East, Suite 208
Toronto, Ontario, M5C 1B5

Attention: Chief Executive Officer
Telecopier No.: 416-381-0883

Each notice sent in accordance with this paragraph shall be deemed to have been received:

(a)	on the day it was delivered;

(b)	on the third Business Day after it was mailed (excluding each Business Day during which there existed any general interruption of postal services due to strike, lockout or other cause); or

(c)	on the same day that it was sent by Electronic Transmission or on the first Business Day thereafter if the day on which it was sent by Electronic Transmission was not a Business Day.

The Executive or the Company may change the address for notice by giving notice to each other as provided in this paragraph.

14.7	Assignment

Neither this agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of the other party. Subject thereto, this agreement shall endure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal personal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any party) and permitted assigns.

14.8	Other

(a)
During the Term and thereafter while the Executive could have any liability, the Executive shall be named as an insured party in any liability insurance policy (including the director and officer liability policy) which shall be maintained by the Company for the directors and/or senior officers.

(b)
The Company shall indemnify the Executive to the fullest extent permitted by the laws of the state of Delaware and the province of Ontario on the date hereof or as such laws from time to time may be amended.

14.9	Further Assurances

Each party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this agreement.

IN WITNESS WHEREOF the parties have duly executed this agreement under seal this 3rd day of October 2007.

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
/s/ Nadia Becerra	)	/s/ James Kopperson
Witness		James Kopperson

Colombia Goldfields Ltd.

By:	/s/ J. Randall Martin
J. Randall Martin